Exhibit 99.1

1200 RIVERPLACE BOULEVARD — JACKSONVILLE, FL 32207-1809 — (904) 346-1500

November 20, 2014	For more information:
Linda L. Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

Stein Mart, Inc. Reports Third Quarter 2014 Results

Third Quarter Highlights

•	Total sales increased 4.5 percent and comparable store sales, 3.1 percent.

•	Adjusted diluted earnings per share of $0.02 improved from last year’s adjusted $0.01 diluted loss per share.

•	2015 store opening plans include at least ten new stores.

JACKSONVILLE, FL – Stein Mart, Inc. (NASDAQ: SMRT) today announced financial results for the third quarter ended November 1, 2014.

Overview of Results

The net loss for the third quarter was $1.2 million or $0.03 loss per diluted share compared to net income of $28 thousand or breakeven per diluted share in 2013. Third quarter adjusted net income was $0.9 million or $0.02 per diluted share compared to adjusted net loss of $0.3 million or $0.01 loss per diluted share in 2013 (see Note 1).

For the first nine months of 2014, net income was $14.6 million or $0.32 per diluted share compared to $18.1 million or $0.40 per diluted share in the same period in 2013. Adjusted net income for the first nine months of 2014 was $18.3 million or $0.40 per diluted share compared to adjusted net income of $18.8 million or $0.42 per diluted share in 2013 (see Note 1).

Adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”) for the first nine months of 2014 was $55.8 million compared to adjusted EBITDA of $54.3 million for the same period in 2013 (see Note 2).

Comments on Results

“We are pleased with our third quarter 3.1 percent comparable sales increase, improved adjusted earnings and the sales boost from our 2014 new and relocated stores for the quarter” said Jay Stein, Chief Executive Officer. “This was a great way to start our fall season, as we turn our attention to the very important fourth quarter.”

Sales

Total sales for the third quarter of 2014 increased 4.5 percent to $303.7 million, while comparable store sales increased 3.1 percent. For the nine months of 2014, total sales increased 3.1 percent to $930.7 million, while comparable store sales increased 2.3 percent.

Gross Profit

Gross profit for the third quarter of 2014 was $84.6 million or 27.8 percent of sales. Including the $2.4 million impact of the fourth quarter 2013 accounting estimate change (see Note 3), adjusted gross profit for the third quarter of 2013 would have been $80.2 million or 27.6 percent of sales. The increase in the adjusted gross profit rate for the third quarter was primarily the result of higher markup somewhat offset by higher occupancy costs. Gross profit for the first nine months of 2014 was $273.1 million or 29.3 percent of sales. Including the $9.6 million impact of the fourth quarter 2013 accounting estimate change (see Note 3), adjusted gross profit for the first nine months of 2013 would have been $265.6 million or 29.4 percent of sales.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses for the third quarter of 2014 were $86.3 million. Including the $3.8 million impact of the fourth quarter 2013 accounting estimate change (see Note 3), SG&A expenses for the third quarter of 2013 would have been $81.7 million. The $4.6 million increase over adjusted 2013 SG&A expenses is primarily the result of higher store selling expenses due to planned payroll increases and new and relocated stores, higher professional fees associated with the SEC investigation (see Note 1) and higher store closing charges from greater store relocation activity in the third quarter this year (see Note 1 and Updated 2014 Outlook). These increases were somewhat offset by lower earnings-based incentive compensation expense.

For the first nine months, SG&A expenses were $249.0 million. Including the $11.0 million impact of the fourth quarter 2013 accounting estimate change (see Note 3), SG&A expenses for the first nine months of 2013 would have been $236.9 million. The $12.1 million increase over adjusted 2013 SG&A expenses is primarily the result of the same items set forth in the previous paragraph, plus $3.2 million higher healthcare costs and $2.1 million in higher advertising expenses. As discussed in our second quarter earnings release, the higher healthcare costs are due to unusually unfavorable claims experience this year compared to favorable claims experience last year.

Income Tax Provision

The effective tax rate for the first nine months of 2014 was 39.1 percent compared to 39.4 percent in 2013.

Balance Sheet Highlights

Cash at the end of the third quarter was $64.9 million. This compares to $59.5 million at the end of the third quarter of 2013. The increase from 2013 to 2014 is after dividend payments and stock repurchases, as well as capital expenditures and increased investment in inventories.

Inventories were $343.7 million at the end of the third quarter of 2014, 4.3 percent higher than the $329.7 million at the end of the third quarter last year. Giving impact to last year’s accounting estimate change (see Note 3), average inventories per store were up 3.4 percent. This increase reflects planned investments to drive continuing growth in Home and Accessories.

Store Activity

We operated 268 stores at the end of the third quarter this year compared to 264 at the end of the third quarter last year. We opened a new store in Carlsbad, CA earlier this month and will be opening our new Delray Beach, FL store next month. That will complete our 2014 store plan which included nine new stores, seven relocations and three closings. Pre-opening costs related to new and relocated stores were $2.0 million in the third quarter of 2014 and $3.9 million in the first nine months compared to $1.6 million in the third quarter of last year and $2.2 million in the first nine months of last year.

While our 2015 store plan is not complete, we currently plan to open at least ten new stores, relocate two stores and close two stores next year. Our spring plan, which is final, includes one new store and one closing store.

Updated 2014 Outlook

Based on our results through the third quarter, we have updated our 2014 outlook as follows:

•	We continue to anticipate that new stores will increase sales an estimated 2.5 percent above our comparable store increases for the second half.

•	We now expect our full year gross profit rate to be slightly higher than the 29.1 percent reported in 2013.

•	We are now estimating full year SG&A expenses to be approximately $10 million higher than the $326.5 million we reported last year.

•	This change reflects legal costs related to the SEC investigation incurred in the third quarter of 2014.

•	Legal costs that may be incurred during the fourth quarter are not included in our estimate.

•	Capital expenditures for 2014 are now expected to be approximately $41 million.

•	The effective tax rate is still expected to be around 39 percent.

Filing of Form 10-Q

Reported results are preliminary and not final until the filing of our Form 10-Q for the fiscal quarter ended November 1, 2014 with the Securities and Exchange Commission (“SEC”), and therefore remain subject to adjustment.

Conference Call

A conference call for investment analysts to discuss the Company’s third quarter 2014 results will be held at 10 a.m. EDT on November 20, 2014. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the conference call will be available on the website through November 30, 2014.

Investor Presentation

Stein Mart’s third quarter 2014 investor presentation has been posted to the investor relations portion of the Company’s website at http://ir.steinmart.com.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with over 260 locations from California to Massachusetts, as well as steinmart.com, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, shoes and home fashions. For more information, please visit www.steinmart.com.

Cautionary Statement Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	consumer sensitivity to economic conditions

•	competition in the retail industry

•	changes in consumer preferences and fashion trends

•	ability to negotiate acceptable lease terms with current and potential landlords

•	ability to successfully implement strategies to exit under-performing stores

•	extreme and/or unseasonable weather conditions

•	adequate sources of merchandise at acceptable prices

•	dependence on certain key personnel and ability to attract and retain qualified employees

•	increases in the cost of employee benefits

•	disruption of the Company’s distribution process

•	information technology failures

•	data security breaches

•	acts of terrorism

•	ability to adapt to new regulatory compliance and disclosure obligations

•	material weaknesses in internal control over financial reporting

•	other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

SMRT-F

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Stein Mart, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except for share and per share data)

	November 1, 2014	February 1, 2014	November 2, 2013
ASSETS
Current assets:
Cash and cash equivalents	$64,882	$66,854	$59,517
Inventories	343,721	261,517	329,691
Prepaid expenses and other current assets	32,712	28,800	25,796

Total current assets	441,315	357,171	415,004
Property and equipment, net	150,646	139,673	140,422
Other assets	28,133	27,414	26,930

Total assets	$620,094	$524,258	$582,356

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$214,635	$131,338	$199,135
Accrued expenses and other current liabilities	63,332	64,875	65,192

Total current liabilities	277,967	196,213	264,327
Deferred rent	32,063	26,626	23,694
Other liabilities	36,211	37,018	37,996

Total liabilities	346,241	259,857	326,017

COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock - $.01 par value; 100,000,000 shares authorized; 44,945,280, 44,551,676 and 44,500,995 shares issued and outstanding, respectively	449	446	445
Additional paid-in capital	32,532	28,745	26,078
Retained earnings	241,125	235,471	230,278
Accumulated other comprehensive loss	(253)	(261)	(462)

Total shareholders’ equity	273,853	264,401	256,339

Total liabilities and shareholders’ equity	$620,094	$524,258	$582,356

Stein Mart, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013

Net sales	$303,667	$290,453	$930,678	$902,786
Cost of merchandise sold	219,106	212,688	657,547	646,760

Gross profit	84,561	77,765	273,131	256,026
Selling, general and administrative expenses	86,277	77,873	248,957	225,909

Operating (loss) income	(1,716)	(108)	24,174	30,117
Interest expense, net	66	69	200	197

(Loss) income before income taxes	(1,782)	(177)	23,974	29,920
Income tax (benefit) expense	(571)	(205)	9,373	11,786

Net (loss) income	$(1,211)	$28	$14,601	$18,134

Net (loss) income per share:
Basic	$(0.03)	$0.00	$0.33	$0.41

Diluted	$(0.03)	$0.00	$0.32	$0.40

Weighted-average shares outstanding:
Basic	43,857	43,102	43,833	42,949

Diluted	43,857	43,924	44,664	43,631

Stein Mart, Inc.

Condensed Consolidated Statements of Comprehensive (Loss) Income

(Unaudited)

(In thousands)

	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013

Net (loss) income	$(1,211)	$28	$14,601	$18,134
Other comprehensive income, net of tax:
Change in post-retirement benefit obligations:
Amounts reclassified from accumulated other comprehensive loss	3	2	8	7

Comprehensive (loss) income	$(1,208)	$30	$14,609	$18,141

Stein Mart, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	39 Weeks Ended	39 Weeks Ended
	November 1, 2014	November 2, 2013
Cash flows from operating activities:
Net income	$14,601	$18,134
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,709	20,834
Share-based compensation	5,492	5,248
Store closing charges (benefits)	1,163	(145)
Impairment of property and other assets	96	—
Loss on disposals of property and equipment	121	586
Deferred income taxes	1,399	6,740
Tax benefit (deficiency) from equity issuances	756	(68)
Excess tax benefits from share-based compensation	(879)	(610)
Changes in assets and liabilities:
Inventories	(82,204)	(86,346)
Prepaid expenses and other current assets	(7,150)	(5,542)
Other assets	(719)	(224)
Accounts payable	83,446	68,163
Accrued expenses and other current liabilities	(1,729)	(691)
Other liabilities	6,477	(920)

Net cash provided by operating activities	42,579	25,159

Cash flows from investing activities:
Acquisition of property and equipment	(34,043)	(30,272)

Net cash used in investing activities	(34,043)	(30,272)

Cash flows from financing activities:
Cash dividends paid	(8,929)	(4,430)
Capital lease payments	—	(2,197)
Excess tax benefits from share-based compensation	879	610
Proceeds from exercise of stock options and other	427	3,633
Repurchase of common stock	(2,885)	(219)

Net cash used in financing activities	(10,508)	(2,603)

Net decrease in cash and cash equivalents	(1,972)	(7,716)
Cash and cash equivalents at beginning of year	66,854	67,233

Cash and cash equivalents at end of period	$64,882	$59,517

NOTES TO PRESS RELEASE

Note 1 - Adjusted Results

We report our consolidated financial results in accordance with generally accepted accounting principles (“GAAP”). However, to supplement these consolidated financial results, management believes that certain non-GAAP operating results, which exclude those items detailed below, may provide a more meaningful measure to compare our results of operations between periods. We believe these non-GAAP results provide useful information to both management and investors by excluding certain items that impact comparability of the results.

Reconciliation of Operating Income/(Loss), Net Income/(Loss) and Diluted EPS from GAAP Basis to Adjusted Non-GAAP Basis

Unaudited

(in thousands, except for share data)

	13 Weeks Ended Nov. 1, 2014			13 Weeks Ended Nov. 2, 2013
	Operating Income (Loss)	Net Income (Loss)	Diluted EPS	Operating Income (Loss)	Net Income (Loss)	Diluted EPS
GAAP Basis	$(1,716)	$(1,211)	$(0.03)	$(108)	$28	$—
Adjustments:
Ecommerce & supply chain start-up costs (1)	678	420	0.01	336	208	—
Investigation and related fees (2)	1,630	1,011	0.02	447	277	0.01
Store closing charges	1,172	727	0.02	134	83	—
Change in estimate for allocated merchandise buying costs (3)	—	—	—	(1,400)	(868)	(0.02)

Total adjustments	3,480	2,158	0.05	(483)	(300)	(0.01)

Adjusted Non-GAAP Basis	$1,764	$947	$0.02	$(591)	$(272)	$(0.01)

	39 Weeks Ended Nov. 1, 2014			39 Weeks Ended Nov. 2, 2013
	Operating Income	Net Income	Diluted EPS	Operating Income	Net Income	Diluted EPS

GAAP Basis	$24,174	$14,601	$0.32	$30,117	$18,134	$0.40
Adjustments:
Ecommerce & supply chain start-up costs (1)	2,036	1,262	0.03	1,329	824	0.02
Investigation and related fees (2)	2,921	1,811	0.04	1,157	717	0.02
Store closing charges	1,038	644	0.01	71	44	—
Change in estimate for allocated merchandise buying costs (3)	—	—	—	(1,400)	(868)	(0.02)

Total adjustments	5,995	3,717	0.08	1,157	717	0.02

Adjusted Non-GAAP Basis	$30,169	$18,318	$0.40	$31,274	$18,851	$0.42

(1)	Start-up costs for the transition of our Supply Chain operations from third-party operated to Company operated (2013 impact only) and the net loss from start-up of our ecommerce business launched in September 2013.
(2)	Professional fees related to our 2012 financial restatement and related SEC investigation.
(3)	A change in estimation of buying and distribution costs allocated to inventories, recorded in the fourth quarter of 2013, lowered the percentage of expenses allocated to inventories. See Supplemental Schedule in Note 3 which presents the impact of the change on each fiscal 2013 quarter.

Note 2 - EBITDA

As used in this release, EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under GAAP. However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by analysts, investors and others to evaluate the performance of companies. EBITDA is not calculated in the same manner by all companies. EBITDA should be used as a supplement to results of operations and cash flows as reported under GAAP and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

Unaudited

(in thousands)

	39 Weeks	39 Weeks
	Ended	Ended
	Nov. 1, 2014	Nov. 2, 2013
Net income	$14,601	$18,134
Add back amounts for computation of EBITDA:
Interest expense, net	200	197
Income tax expense	9,373	11,786
Depreciation and amortization	21,709	20,834

EBITDA	45,883	50,951

Adjustments:
Supply chain & ecommerce start-up costs	2,036	1,329
Investigation and related fees	2,921	1,157
Store closing charges	1,038	71
Change in estimate for allocated merchandise buying costs (see Note 3)	—	(1,400)
Pre-opening costs	3,943	2,215

Total adjustments	9,938	3,372

Adjusted EBITDA	$55,821	$54,323

Note 3 - Supplemental Schedule: Impact of Fourth Quarter 2013 Change in Estimate on 2013 Quarters

We refined our estimation of the buying and distribution costs allocated to inventories during the fourth quarter of 2013. The change lowered the percentage of expenses allocated to inventory purchases resulting in a $5.0 million decrease in inventories comprised of a $15.0 million increase in SG&A expenses and a $10.0 million increase in gross profit, recorded in the 2013 fourth quarter. The lower cost allocation percentage will similarly impact both the beginning and ending inventory amounts in 2014 and future periods. That is, the higher SG&A expenses will be offset by higher gross profit. The only expected meaningful impact to earnings will result from changes in inventory levels.

Because the cumulative effect of the change in estimate was recorded in the fourth quarter, management believes that certain non-GAAP operating results, which present our best estimate of the impact of the fourth quarter 2013 change in allocation estimate on all 2013 quarters, may provide a more meaningful measure on which to compare our results of operations between 2014 and 2013 periods. See reconciliation below.

Reconciliation of Fiscal 2013 Gross Profit and SG&A Expenses from GAAP Basis to Adjusted Non-GAAP Basis For Fourth Quarter 2013 Accounting Estimate Change

Unaudited

(in thousands)

	Q1-13		Q2-13		Q3-13		Q4-13		Year 2013
	Gross Profit	SG&A*	Gross Profit	SG&A	Gross Profit	SG&A*	Gross Profit	SG&A	Gross Profit	SG&A

GAAP Basis	$97,945	$73,563	$80,316	$74,473	$77,765	$77,873	$111,327	$100,611	$367,353	$326,520
Adjustments:
Remove change from Q4 (1)							(10,000)	(15,000)	(10,000)	(15,000)
Distribute change to all quarters (2)	3,000	4,100	4,200	3,100	2,400	3,800	5,400	4,000	15,000	15,000

Total adjustments	3,000	4,100	4,200	3,100	2,400	3,800	(4,600)	(11,000)	5,000	—

Adjusted/Non-GAAP Basis	$100,945	$77,663	$84,516	$77,573	$80,165	$81,673	$106,727	$89,611	$372,353	$326,520

(1)	The adjustment resulted in a net decrease in operating income and a decrease in inventories of $5 million recorded in the fourth quarter of 2014 comprised of a $15.0 million increase in SG&A expenses and a $10.0 million increase in gross profit.
(2)	The $5 million fourth quarter impact on inventories represented the cumulative impact on inventory for the change in allocation estimate. Each quarter has been adjusted by its share of the $15 million total annual amount of the increase in SG&A expense and gross profit, excluding the fourth quarter 2013 impact of the estimate change.
*	See Note 1 for other impacts to SG&A expenses for the third quarter and first nine months of 2013.